Monday August 31, 7:59 am Eastern Time

Company Press Release

SOURCE: KTI, Inc.

KTI Completes FCR Acquisition

FCR's CEO Garrett Appointed KTI Vice Chairman; FCR's CFO Noonan Named CFO of KTI

GUTTENBERG, N.J., Aug. 31 /PRNewswire/ -- KTI, Inc. (Nasdaq: KTIE - news) announced today that it has completed the acquisition of FCR, Inc., a national waste processing firm with 27 plants in 14 states based in Charlotte, N.C. under previously announced terms and conditions. FCR's CEO Paul Garrett was named vice chairman of KTI. FCR's Brian Noonan was named chief financial officer of KTI, a post previously held by KTI President Martin Sergi.

Martin Sergi, president of KTI, said, ``This is a significant step forward for KTI. With the inclusion of the FCR operations into our company, we have added roughly $100 million in new annual revenue, significantly expanded and strengthened our recycling operations, acquired a profitable and promising new insulation business and added valuable new management talent. Our projections show this acquisition will be accretive to earnings immediately. Counting FCR's revenues, the company's current run rate exceeds $300 million. This revenue base will be surpassed in the future as the company's negotiated acquisitions are consummated over time. We expect that the combined companies will benefit significantly from numerous administrative and operational synergies which will be accomplished during the balance of the year.''

KTI has aggressively pursued a synergistic diversification strategy by acquiring seven companies in the past year. KTI now operates six waste-to- energy plants, 34 material recovery facilities, five insulating plants, four plastics facilities, an international recycled products brokering business and other recycling assets in 21 states.

Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com .

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Results actually achieved may differ materially from expected results included in these statements.